Exhibit 99.1

NEWS RELEASE
For Immediate Release

Impac Mortgage Holdings, Inc. Reports Net Earnings of $85.6 million for the First Quarter 2006

Estimate Taxable Income increases 85% to $27.1 million for the First Quarter 2006 as compared to $14.7 million for the Fourth Quarter 2005

NEWPORT BEACH, CA. – Wednesday, May 10, 2006– Impac Mortgage Holdings, Inc. (NYSE: IMH) (“IMH” or the “Company”), a real estate investment trust (“REIT”), reports first quarter 2006 net earnings which were $85.6 million, or $1.07 per diluted common share, as compared to net earnings of $173.6  million, or $2.23  per diluted common share for the first quarter 2005. The decrease in net earnings was primarily the result of a non cash mark-to-market gain in the fair value of its derivatives whereby, the Company records the change in fair value of its derivatives as an expense or revenue in the current period, which during the first quarter 2006 decreased to a gain of $51.4  million as compared to a gain of $131.3 million during the first quarter 2005.

First quarter 2006 estimated taxable income available to common stockholders, which excludes the non-cash  mark-to-market change in fair value of derivatives among  other generally accepted accounting principles (“GAAP”) to tax timing differences, were $27.1 million or $0.36 per diluted common share as compared to $56.8 million or $0.75 per diluted common share, for the first quarter 2005. As a REIT, we pay dividends to our stockholders based on taxable income. For differences between net earnings (loss) as determined by GAAP and estimated taxable income, please refer to the enclosed reconciliation schedule. The Company has filed its Form 10-Q with the Securities Exchange Commission (“SEC”) which includes additional financial information for the first quarter 2006. The Company’s Form 10-Q is also available on our website at www.impaccompanies.com under stockholder relations.

Financial Highlights for the First Quarter 2006

•                  Estimated taxable income per diluted share was $0.36 compared to $0.19 for the fourth quarter of 2005 and $0.75 for the first quarter of 2005;

•                  Cash dividends declared per common share were $0.25 for the first quarter of 2006 compared to $0.20 for the fourth quarter of 2005 and $0.75 for the first quarter of 2005;

•                  Total assets were $24.8 billion as of March 31, 2006 compared to $27.7 billion as of December 31, 2005 and $25.7 billion as of March 31, 2005;

•                  Book value per common share was $13.87 as of March 31, 2006 compared to $13.24 as of December 31, 2005 and $13.31 as of March 31, 2005;

•                  The mortgage operations acquired and originated $2.1 billion of primarily Alt-A mortgages compared to $6.0 billion for the fourth quarter of 2005 and $4.7 billion for the first quarter of 2005;

•                  The long-term investment operations retained for investment $579.7 million of primarily Alt-A mortgages and $114.7 million of commercial mortgages compared to $2.6 billion of primarily Alt-A mortgages and $206.6 million of commercial mortgages for the fourth quarter of 2005 and $3.3 billion of primarily Alt-A mortgages and $165.3 million of commercial mortgages for the first quarter of 2005; and

•                  The commercial mortgage operations originated $202.8 million of commercial mortgages compared to $206.6 million for the fourth quarter of 2005 and $165.3 million for the first quarter of 2005.

Outlook

“Given current trends, the Company remains cautiously optimistic that 2006 will continue to bring improved financial performance. We believe that our core strategy of maintaining a large portfolio of primarily high credit quality,  adjustable rate residential and commercial mortgages, along with our strong liquidity position and centralized platform leave the Company well positioned to deliver long term value to our stockholders” commented Mr. Joseph R. Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc.

Mr. Tomkinson further commented, “With respect to our mortgage business, we believe that based on economic forecasts, we will continue to be in a healthy acquisition and origination market. However, as competition has intensified, many of our competitors have relaxed their underwriting guidelines  and  created what we believe to be more layered risk in the market. Essentially, we are not comfortable investing in certain higher risk mortgage products,   and as a result  have revised our underwriting guidelines and adjusted pricing.” Mr. Tomkinson concluded “Although total acquisitions and originations are down, we have successfully reduced expenses, improved profitability and continue to remain confident in our ability to navigate a more challenging environment and grow our business.”

Conference Call & Live Web Cast

Date:    Thursday,  May  11, 2006

Time:      9:00 a.m. Pacific Time (12:00 p.m. Eastern Time).

Speaker: Mr. Joseph R. Tomkinson, Chairman and Chief Executive Officer

Subject:  First quarter 2006 results of operations

Dial In: (800) 350-9149, conference ID number 8975570

Live Webcast & Archive:      http://www.impaccompanies.com, link to Stockholder Relations  / Presentations. A digital replay will also be available beginning on May 11, 2006 approximately 2 hours following the call and ending on May 18, 2006. To participate in the replay dial (800) 642-1687 or (706) 645-9291 conference ID 8975570.

Reconciliation of Net Earnings to Estimated Taxable Income

The following table presents a reconciliation of net earnings (GAAP) to estimated taxable income available to common stockholders for the periods indicated (in thousands, except per share amounts):

	For the Three Months Ended March 31, (1)
	2006	2005
Net earnings	$85,566	$173,610
Adjustments to net earnings: (2)
Loan loss provision (4)	150	6,074
REMIC income (3)	4,721	—
Tax deduction for actual loan losses (4)	(4,406)	(3,240)
Change in fair value of derivatives (5)	(46,963)	(128,878)
Dividends on preferred stock	(3,672)	(3,624)
Net earnings of taxable REIT subsidiaries (6)	(1,854)	(16,166)
Dividend from taxable REIT subsidiaries (7)	—	16,850
Elimination of inter-company loan sales transactions (8)	(6,539)	12,184
Miscellaneous adjustments	120	—
Estimated taxable income available to common stockholders (9)	$27,123	$56,810
Estimated taxable income per diluted common share (9)	$0.36	$0.75
Diluted weighted average common shares outstanding	76,379	76,245

(1)                        Estimated taxable income includes estimates of book to tax adjustments and can differ from actual taxable income as calculated when we file our annual corporate tax return. Since estimated taxable income is a non-GAAP financial measurement, the reconciliation of estimated taxable income available to common stockholders to net earnings is intended to meet the requirements of Regulation G as promulgated by the SEC for the presentation of non-GAAP financial measurements. To maintain our REIT status, we are required to distribute a minimum of 90% of our annual taxable income to our stockholders.

(2)                        Certain adjustments are made to net earnings in order to calculate taxable income due to differences in the way revenues and expenses are recognized under the two methods.

(3)                        Includes GAAP to Tax Differences related to the ISAC REMIC 2005-2 and ISAC REMIC 2006-1 securitizations, which were treated as secured borrowings for GAAP purposes and sales for tax purposes.

(4)                        To calculate estimated taxable income, actual loan losses are deducted. For the calculation of net earnings, GAAP requires a deduction for estimated losses inherent in our mortgage portfolios in the form of a provision for loan losses, which are not deductible for tax purposes. Therefore, as the estimated losses provided for GAAP are actually realized, the losses will negatively and may materially impact future taxable income.

(5)                        The mark-to-market change for the valuation of derivatives at IMH is income or expense for GAAP financial reporting but is not included as an addition or deduction for taxable income calculations.

(6)                        Represents net earnings of Impac Funding Corporation (IFC) and Impac Commercial Capital Corporation (ICCC), our taxable REIT subsidiaries (TRSs), which may not necessarily equal taxable income.  Starting January 1, 2006, the Company elected to convert ICCC from a qualified REIT subsidiary to a TRS.  Therefore, the three months ended March 31, 2005 does not include any  net earnings or losses of ICCC.

(7)                        Any dividends paid to IMH by the TRSs in excess of their cumulative undistributed taxable income would be recognized as return of capital by IMH to the extent of IMH’s capital investment in the TRSs. Distributions from the TRSs to IMH may not equal the TRSs net earnings, however, IMH can only recognize dividend distributions received from the TRSs as taxable income to the extent that the TRSs distributions are from current or prior period undistributed taxable income. Any distributions by the TRSs in excess of IMH’s capital investment in the TRSs would be taxed as capital gains.  The three months ended March 31, 2005 does not include any  net earnings or losses of ICCC.

(8)                        Includes the effects to taxable income associated with the elimination of gains from inter-company loan sales and other inter-company transactions between IFC, ICCC,  and IMH, net of tax and the related amortization of the deferred charge.

(9)                        Excludes the deduction for common stock dividends paid and the availability of a deduction attributable to net operating loss carry-forwards. As of December 31, 2005, the Company has estimated Federal net operating loss carry-forwards of $18.1 million that are expected to be utilized prior to their expiration in the year 2020.

Monthly Fact Sheet

The March 2006 unaudited monthly fact sheet will be posted on Thursday , May  11, 2006. The Company generally posts to its web site an unaudited monthly fact sheet upon the end of the following month or concurrent with the release or filing of quarterly or annual earnings. You can subscribe to receive instant notification of conference calls, news releases and the unaudited monthly fact sheets by using our e-mail alert feature located at the web site www.impaccompanies.com under Stockholder Relations / Contact IR / Email Alerts.

Forward Looking Statement

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “likely,” “should,” “anticipate,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to, failure to achieve projected earnings levels; unexpected increases in credit and bond spreads; the ability to generate sufficient liquidity; the ability to access the equity markets; increased operating expenses and mortgage origination or purchase expenses that reduce current liquidity position more than anticipated; continued increase in price competition; risks of delays in raising, or the inability to raise, additional capital, either through equity offerings, lines of credit or otherwise; the ability to generate taxable income and to pay dividends; interest rate fluctuations on our assets that differ from those on our liabilities; unanticipated interest rate fluctuations; changes in expectations of future interest rates; unexpected increase in prepayment rates on our mortgages; changes in assumptions regarding estimated loan losses or an increase in loan losses; continued ability to access the securitization markets or other funding sources, the availability of financing and, if available, the terms of any financing; changes in markets which the Company serves, such as mortgage refinancing activity and housing price appreciation; and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2005, the other reports we file under the Securities and Exchange Act of 1934, and the additional risk factors set forth in our quarterly report for the period ended March 31, 2006. This press release speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

About the Company

Impac Mortgage Holdings, Inc. is a mortgage REIT, which operates four core businesses: (1) the Long -Term Investment Operations, (2) the Mortgage Operations, (3) the Warehouse Lending Operations and (4) the Commercial Operations. The Long -Term Investment Operations invests primarily in non-conforming Alt -A (“Alt-A”) mortgage loans and to a lesser extent small-balance commercial loans originated by the Commercial Operations. The Mortgage Operations acquires, originates, sells and securitizes primarily Alt-A residential mortgage loans, the Warehouse Lending Operations provides short-term financing to mortgage loan originators and the Commercial Operations originates small-balance commercial and multi-family loans for sale to the Long-Term Investment Operations or to third parties. The Company is organized as a REIT for tax purposes, which generally allows it to pass through earnings to stockholders without federal income tax at the corporate level.

For additional information, questions or comments, please call Tania Jernigan, VP of Investor Relations at (949) 475-3722 or email tjernigan@impaccompanies.com. Web site:  www.impaccompanies.com